EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
CAS Medical Systems, Inc. Appoints
Kenneth R. Weisshaar to Board of Directors

Branford, Conn. – April 1, 2010 – CAS Medical Systems, Inc. (NASDAQ: CASM), today announced that  Kenneth R. Weisshaar has been appointed to its Board of Directors and will also serve as a member of its Audit Committee.

Mr. Weisshaar is currently a director of Orthofix International N.V., a Nasdaq-listed orthopedics company, and of Precision Therapeutics, a private company involved in cancer diagnostics.  He was previously a director of Digene Corporation, a Nasdaq-listed company that focused on DNA testing for cervical cancer, until it was acquired in 2007.

Mr. Weisshaar was COO and strategy advisor for Sensatex, Inc., a private company in wireless vital signs monitoring, from 2000 to 2002.  Prior to that, he spent 12 years as a corporate officer at Becton, Dickinson and Company, a medical technology company, where at different times he was responsible for global businesses in medical devices and diagnostic products and served as Chief Financial Officer and VP, Strategic Planning.  He also spent six years as a management consultant at McKinsey & Company, where he consulted for technology-based companies on corporate strategy and business operations.   Mr. Weisshaar earned a BS degree from Massachusetts Institute of Technology and an MBA from Harvard University.

Louis P. Scheps, Chairman of the Board of CASMED, commented, “I am very pleased to have someone with Ken's executive leadership experience in the medical device industry join our Board of Directors. Ken’s experience as both CFO and audit committee member / chair will add great strength to our Board.”  Andrew E. Kersey, President and Chief Executive Officer of CASMED, stated, “I am looking forward to working closely with Ken on CASMED’s Board of Directors. Along with his strong industry and financial background, Ken adds important strategic planning experience which will be invaluable to us as we continue to chart our Company’s growth. I am confident Ken will be an immediate contributor and a valuable asset to the Board.”

About CASMED® - Monitoring What’s Vital
CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring.  The Company’s FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults.  This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company’s product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care.  CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company’s website at www.casmed.com.

Company Contacts
CAS Medical Systems, Inc.
Susan Carron
Director of Corporate Communications
203-488-6056
ir@casmed.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

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